Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation in this Regulation A Offering Statement under the Securities Act of 1933 of Wearable Health Solutions, Inc. on Form 1-A, of our report dated October 13, 2022 with respect to our audit of the financial statements of Wearable Health Solutions, Inc. as of June 30, 2022 and 2021 and for years then ended, which report is included in this Registration Statement.

/s/ Assurance Dimensions

Certified Public Accountants

Margate, Florida

June 7, 2023